Exhibit  99.1
                                                        Filed 17 Dec 03, 4:00 PM


                  STOCKGROUP INTERLISTS COMPANY ON TSX VENTURE
                  Completes C$847,000 oversubscribed financing

Vancouver,  BC,  December 17, 2002 - Stockgroup Information Systems Inc. (OTCBB:
SWEB, TSX-V: SWB) a financial media and technology Company announced today that its shares have been approved for listing on the TSX venture exchange in Canada under the symbol SWB and will begin trading tomorrow.

Stockgroup CEO Marcus New stated, "We decided to list on the TSX because of the feedback that we were getting from both the Canadian retail investment community and a number of brokers. Although we have always done a substantial amount of business in Canada our recent acquisition of the Stockhouse assets and websites opened up a whole new base of Canadian business and investment to us. Stockhouse has over 450,000 Canadian investor users of its products. We began to get a lot of feedback telling us that it was difficult for some Canadian investors and their brokers to deal in the OTCBB auction type of market maker system. They don't have that sort of concern on an electronic market like the TSX.

"In addition, we have recently begun to add more and more major Canadian companies to our North American client base for our growing financial content and software systems licensing business. Adding clients such as National Bank Financial, Credential Securities, Dupont Canada, Cara Operations, Intrawest, QLT, and many others has given us increased exposure in the Canadian market place and having our shares listed we believe will increase the profile of the company." Mr. New continued.

Stockgroup has also completed its previously announced $512,000 USD (C$793,000) restricted private placement and due to investor demand has accepted $546,600 USD (C$847,000) of US$0.16 (C$0.25) units. Each unit consists of one share and one half warrant exercisable at US$0.22. (C$0.34) for one year.

Stockgroup has Canadian offices in Vancouver and Toronto, and annual revenues in excess of C$3.0MM. It divides its business into two product lines including:

FINANCIAL  CONTENT  AND  SOFTWARE  SYSTEMS

Financial Content and Software Systems revenue increased 22.5% from Q2,2002 over Q3, 2002. Stockgroup has continued to sign licensing agreements with large enterprise customers to give them the ability to provide financial content, data and tools to their customers on a private label basis for a fraction of the cost of doing it themselves. Stockgroup's Financial Content and Software Systems are made up of a suite of over 30 proprietary financial and software tools and 100 different data sources that disseminate data from all North American Exchanges and from a database of over 21,000 publicly traded companies. Stockgroup's more than 30 different financial tools include quotes, charts, portfolio systems, technical analysis, wireless applications, watch lists and others. In addition to financial services firms, Stockgroup also provides specialized tools for the publishing industry, public companies (CFO/IRO) and corporate employee intranet markets.





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PUBLIC  COMPANY  DISCLOSURE  AND  AWARENESS  PRODUCTS

The Company's IntegratIR(L) software system is a strong and growing source of revenue for the Company. Public Company Disclosure and Awareness Products revenue was up in Q3, 2002 48.9% over Q2, 2002. The IntegratIR(L) software system for CFO/IRO's includes 12 basic components ranging from company overview, stock quotes and charts to automated SEC filings. The IntegratIR gives the CFO/IRO the ability to add or change up to 40 additional components that can be displayed on the Investor Relations section of their web site. These include automated press releases, embedded news systems, company fundamentals, and interactive financial reports and other critical disclosure components.

ABOUT  STOCKGROUP
-----------------

Stockgroup Information Systems Inc. is a financial media and technology company. It is a leading provider of private labeled financial content and software solutions to media, corporate, and financial services companies. Stockgroup employs proprietary technologies which enable its clients to provide financial data streams and news combined with cutting edge fundamental, technical, productivity, and disclosure tools to their customers, shareholders, and employees at a fraction of the cost of traditional internal methods. Stockgroup is also a provider of Public Company Disclosure and Awareness Products for publicly traded companies. Its financial web sites including www.stockhouse.com, www.stockhouse.ca and www.smallcapcenter.com are state of the art online research centers for the investment community. To find out more about Stockgroup (OTCBB: SWEB), visit our website at www.stockgroup.com


Investor  Relations  Contact:
John  Bevilacqua
Corporate  Communication
1.800.650.1211  ext.180
ir@stockgroup.com


This release contains "forward looking statements" within the meaning of Section 27A of the Securities Act of 1933 and Section 21B of the Securities Exchange Act of 1934. Any statements that express or involve discussions with respect to predictions, expectations, beliefs, plans, projections, objectives, goals, assumptions or future events or performance are not statements of historical fact and may be "forward looking statements." Forward looking statements are based on expectations, estimates and projections at the time the statements are made that involve a number of risks and uncertainties which could cause actual results or events to differ materially from those presently anticipated. Forward looking statements in this action may be identified through the use of words such as "expects", "will," "anticipates," "estimates," "believes," or statements indicating certain actions "may," "could," or "might" occur.

 The TSX Venture Exchange has neither approved or disapproved this news release.





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